UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2017

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 9th Floor

Boston, MA

United States

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 857-246-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On May 22, 2017, the Board of Directors (the “Board”) of Pieris Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected James A. Geraghty, to the Board to serve as a Class II Director with a term expiring at the Company’s 2019 annual meeting of stockholders.

Mr. Geraghty, 62, is an industry leader with 30 years of strategic and leadership experience, including more than 20 years as a senior member of executive teams at biotechnology companies developing and commercializing innovative therapies. From May 2013 to October 2016, Mr. Geraghty served as an Entrepreneur in Residence at Third Rock Ventures, a biotech venture and company-formation fund. From April 2011 to December 2012, Mr. Geraghty served as Senior Vice President, North America Strategy and Business Development at Sanofi, which he joined upon its acquisition of Genzyme Corporation (“Genzyme”). Previously, he held many roles at Genzyme Corporation from 1992 to 2011, most recently as Senior Vice President of International Development and an executive officer. While at Genzyme, his roles included President of Genzyme Europe and General Manager of Genzyme’s cardiovascular business. He also served as Chairman, President and CEO of GTC Biotherapeutics, Inc. (formerly Genzyme Transgenics). Mr. Geraghty has served as chairman of the board of Juniper Pharmaceuticals, Inc. since 2015, chairman of the board of directors of Idera Pharmaceuticals since 2013, and as a member of the board of directors of Voyager Therapeutics, Inc. since 2014. Mr. Geraghty is also a member of the Fulcrum Therapeutics, Inc. board of directors. He started his career in healthcare strategy consulting at Bain and Company. Mr. Geraghty received a B.A. in Psychology and English from Georgetown University, M.S. in Clinical Psychology from the University of Pennsylvania, and a J.D. from Yale Law School.

In connection with Mr. Geraghty’s election to the Board, and pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), the Board granted to Mr. Geraghty a non-statutory stock option to purchase up to 30,000 shares of the Company’s common stock. The stock option will have an exercise price per share of $3.94, the closing price of the Company’s common stock on The NASDAQ Capital Market on the date of grant. The stock option will vest in equal quarterly installments at the end of each successive quarter following the date of grant, subject to Mr. Geraghty’s continued service as a director.

In addition, Mr. Geraghty is entitled to receive an annual cash retainer of $35,000 for his service as a non-employee director of the Company pursuant to the Director Compensation Policy.

Also in connection with Mr. Geraghty’s election to the Board, Mr. Geraghty and the Company will enter into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed by the Company on December 18, 2014. Under this agreement, the Company will agree, among other things, to indemnify Mr. Geraghty for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

There are no arrangements or understandings between Mr. Geraghty and any other person pursuant to which Mr. Geraghty was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Geraghty has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Mr. Geraghty has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 22, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Date: May 22, 2017	/s/ Lance A. Thibault
Lance A. Thibault
Acting Chief Financial Officer